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                                                                    EXHIBIT 10.3

TO:      CONFEDERATION LIFE INSURANCE COMPANY

AND TO:  PEAT MARWICK THORNE INC.
         as receiver and manager of assets of
         Third Generation Realty Limited,
         Ardwold Realty Investments Limited
         and 980879 Ontario Inc.,
         comprising Bristol Place Hotel

                              BRISTOL PLACE HOTEL
                         AGREEMENT OF PURCHASE AND SALE

1.      OFFER

WHC Development Corporation (the "Purchaser"), a Delaware corporation, hereby offers to purchase, which offer shall be irrevocable and open to acceptance by the Vendors only until 5:00 p.m. on June 21, 1996:

(a) from Confederation Life Insurance Company ("Confederation Life"), Confederation Life's freehold interest (the "Freehold Interest") in the land and premises described in Schedule "A" hereto (the "Real Property") for the purchase price (subject to the last paragraph of paragraph 2) of $2,500,000 Canadian dollars; and

(b) from Peat Marwick Thorne Inc. (the "Receiver"), in its capacity as receiver and manager of the assets of Third Generation Realty Limited, Ardwold Realty Investments Limited and 980879 Ontario Inc. (collectively, the "Debtors") comprising the Bristol Place Hotel (the "Hotel"):

        (i) the Debtors' leasehold interest in the Real Property under or pursuant to the lease dated December 1, 1971 granted by Confederation Life to Third Generation Realty Limited, as the same may have been amended from time to time (as so amended, the "Lease"), including, without limitation, the Debtors' interest in the hotel building and other fixed improvements situate on the Real Property or forming a part thereof;

        (ii) all furnishings, fixtures and equipment of the Debtors (the "Equipment") which at the Time of Closing are located on the Real Property;

        (iii) all inventory of the Debtors (the "Inventory") located on the Real Property at the Time of Closing (including without limitation all alcoholic beverages to the extent permitted by law at the Time of Closing);

        (iv) all the Debtors' interests in and to the agreements listed in Schedule "B" hereto (the "Agreements");
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        (v)     the Debtors' interests, if any, in the name "Bristol Place
                Hotel", the Hotel's logo and all other intellectual property used in connection with the ownership and operation of Hotel;

        (vi) $22,000 of cash situated at the Real Property at the Time of Closing, but excluding all other cash situated at the Real Property at or before the Time of Closing received by Vendors; and

        (vii) all other assets of the Debtors (excluding all assets excluded by subparagraphs (i) to (vi) hereof and excluding all accounts receivable) as at the Time of Closing used in connection with the Hotel;

        (hereinafter referred to collectively as the "Hotel Assets"), for the purchase price (subject to the last paragraph of paragraph 2) of $20,500,000 Canadian dollars pursuant to and in accordance with the provisions of this agreement.

For the purposes of this agreement, the Freehold Interest and the Hotel Assets are hereinafter collectively referred to as the "Purchased Assets". The Vendors acknowledge that the Purchaser's obligation to buy hereunder is for all of the Purchased Assets as a whole and under no circumstances shall this offer be interpreted to be an offer to purchase certain Purchased Assets to the exclusion of other Purchased Assets.

2.      PURCHASE PRICE

Subject to the last paragraph of this paragraph 2, the Purchaser shall pay the total purchase price for the Purchased Assets in the amount of $23,000,000 Canadian dollars (the "Purchase Price"), subject to the adjustments referred to in paragraph 21, as follows:

(a) The Purchaser shall deliver to Colliers Macaulay Nicolls (Ontario) Inc. (the "Agent") as agent of Confederation Life and the Receiver (collectively, the "Vendors") in accordance with paragraph 2(f) below;
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        (i)     a deposit in the amount of $30,000 Canadian dollars in respect of the Freehold Interest; and

        (ii) a deposit in the amount of $270,000 Canadian dollars in respect of the Hotel Assets,

        in each case to be held by the Agent in accordance with the provisions of this agreement.

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(b)     Within three (3) business days following the Due Diligence Date (as hereinafter defined), the Purchaser shall deliver to the Agent the following additional deposits to be held in accordance with the terms of this agreement:

        (i) a deposit in the amount of $120,000 Canadian dollars in respect to the Freehold Interest; and

        (ii) a deposit in the amount of $1,080,000 Canadian dollars in respect to the Hotel Assets,

        in each case to be held by the Agent in accordance with the provisions of this agreement.

(c) The Purchaser shall pay to the Vendors (or as they may direct) by certified cheques or bank drafts at the Time of Closing the balance of the Purchase Price, subject to the adjustments referred to in paragraph 21.

(d) The Purchaser and the Receiver shall use all reasonable efforts to agree on the allocation of the Purchase Price among the Hotel Assets prior to the Due Diligence Date, but failure to do so shall not affect the liabilities and obligations of the parties hereto. The Purchaser and the Vendors agree that the purchase price of $20,500,000 Canadian dollars for the Hotel Assets shall be allocated, as to $19,000,000 Canadian dollars, to the Debtors' interest in the Real Property, and as to $1,500,000 Canadian dollars, to the other Hotel Assets.

(e) The parties hereto agree that the Purchaser shall be entitled to a credit against the Purchase Price for any obligations assumed by the Purchaser at the Time of Closing as provided in this agreement or with the Receiver's written approval which relate to periods preceding the Time of Closing, but nothing in this subparagraph 2(e) shall require the Purchaser to assume any obligations in respect to periods prior to the Time of Closing.

(f) Purchaser shall wire the deposits set forth in subparagraph 2(a) to the Agent on the
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next business day after receipt of notification that Purchaser's offer has been accepted and that this agreement has been executed by all appropriate parties.

Notwithstanding the foregoing, however, the Vendors and the Purchaser agree that, except to the extent the Time of Closing is delayed by reason of default by the Purchaser hereunder, (i) if the Time of Closing (as hereinafter defined) occurs in October, 1996, the Purchase Price shall be reduced by the sum of $100,000 Canadian dollars, (ii) if the Time of Closing occurs in November, 1996, the Purchase Price shall be reduced by the sum of $200,000 Canadian dollars, (iii) if the Time of Closing occurs in December, 1996, the
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Purchase Price shall be reduced by the sum of $300,000 Canadian dollars, (iv)
if the Time of Closing occurs in January, 1997, the Purchase Price shall be reduced by the sum of $400,000 Canadian dollars and (v) if the Time of Closing occurs after January, 1997, the Purchase Price shall be reduced by the sum of $500,000 Canadian dollars. Ten per cent (10%) of the amount of any such reduction shall be allocated to the Freeholder Interest and ninety per cent (90%) of the amount of any such reduction shall be allocated to the Hotel Assets.

3. DEPOSIT

The deposits shall be held by the Agent in trust in an interest bearing trust account with a Canadian chartered bank pending the completion of other termination of this agreement. At the Time of Closing, the deposits and all interest accrued thereon (collectively, the "Deposits") shall be credited to the Purchaser as an adjustment and paid to the Vendors. If the agreement is not completed through no fault of the Purchaser, the Deposits shall be paid to the Purchaser promptly without deduction. If this agreement is not completed by reason of a default by the Purchaser of any of its obligations pursuant to this agreement, the Vendors shall be entitled to terminate their obligations under this agreement, Confederation Life shall be entitled to retain the Deposits referred to in sub-paragraphs 2(a)(i) and 2(b)(i) and the Receiver shall be entitled to retain the Deposits referred to in sub-paragraph 2(a)(ii) and 2(b)(ii). The Vendors acknowledge that in the event they terminate this agreement by reason of a default hereunder by the Purchaser, the Vendors' sole and exclusive remedy shall be the forfeiture of the Deposits and in no event shall the Vendors have any other right, remedy, claim, suit or cause of action whether at law or equity against the Purchaser hereunder, but such limit of liability does not apply to the Purchaser for the indemnity granted under paragraph 9 hereof.

4. DUE DILIGENCE INVESTIGATION

The Purchaser shall be entitled to investigate the Purchased Assets to determine whether to purchase the Purchased Assets. If the results of the Purchaser's investigations are not satisfactory to the Purchaser in its sole and absolute discretion, the Purchaser may deliver to the Vendors on or before the fortieth (40th) day following the date of execution by both Vendors and the communication of such execution by the Receiver to the Purchaser (the "Due Diligence Date") a written notice terminating this agreement in which case the Deposits shall be paid to the Purchaser and this agreement shall terminate. If the Vendors do not receive such termination notice on or before the Due Diligence Date, the Purchaser shall complete the purchase of the Purchased Assets in accordance with this agreement.
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5.      TIME OF CLOSING

Subject to paragraph 39, the closing of the purchase and sale of the Purchased Assets shall commence at 11:00 a.m. (Toronto time) (the "Time of Closing") on the first business day (the "Closing Date") following the fifteenth (15th) day after the date on which the court order referred to in paragraph 11 hereof has been obtained and such closing shall occur at the offices of Fraser & Beatty, 39th Floor, 1 First Canadian Place, Toronto, Ontario.

6.      LIMITED REPRESENTATIONS AND WARRANTIES BY THE VENDORS

The Purchaser hereby agrees that:

(a) The Purchaser is purchasing the Purchased Assets on an "as is, where is" basis and, except as otherwise expressly provided herein, without any representation or warranty by the Vendors of any kind whatsoever, and any and all conditions and warranties, express or implied, pursuant to the Sale of Goods Act do not apply hereto and are hereby waived by the Purchaser. Without limitation to the foregoing, there is no condition and there is no representation or warranty of any kind whatsoever with respect to title, description, encumbrances, collectability, condition, cost, size, merchantability, fitness for purpose, quantity, quality or any other matter whatsoever.

(b) The Purchaser will rely on its own investigation with respect to the Purchased Assets and acknowledges that any information relating to the Purchased Assets (including without limitation any environmental report, any survey or any information memorandum) given by the Vendors, the Agent or any other person to the Purchaser was delivered to the Purchaser solely for the Purchaser's convenience and there is no representation or warranty of any kind whatsoever made by the Vendors, the Agent or any other person with respect to the accuracy or completeness of any such information.

(c) All transfers, bills of sale and assignments delivered by the Vendors or either of the Vendors to the Purchaser at the Time of Closing shall state that they are delivered to the Purchaser without any condition, representation or warranty of any kind whatsoever by the Vendors.

Notwithstanding the foregoing, however, Confederation Life represents and warrants to the Purchaser that the Superintendent of Financial Institutions (the "Superintendent") has been appointed the provisional liquidator of Confederation Life pursuant to the court order of the Ontario Court of Justice (General Division), the Honourable Mr. Justice Houlden presiding, dated Monday, August 15, 1994, that this appointment remains in effect, that the said order is final and binding, has not been rescinded and is not subject to any appeal or
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right of appeal, and that Peat Marwick Thorne Inc. has been duly appointed as the agent of the Superintendent and is fully empowered as such to enter into this Agreement, perform its obligations hereunder and sell the Freehold Interest on behalf of Confederation Life.

The Receiver represents and warrants to the Purchaser that it is the duly appointed receiver and manager of the Hotel Assets pursuant to the order of the Ontario Court of Justice (General Division), the Honourable Mr. Justice Winkler presiding, dated July 25, 1995, that such order is final and binding, has not been rescinded and is not subject to any appeal or right of appeal, and that the Receiver has full power and authority to enter into this Agreement, perform its obligations hereunder and sell the Hotel Assets to the Purchaser as herein contemplated, subject to obtaining the court order referred to in paragraph 11 hereof.

7.      DOCUMENT DISCLOSURE

The Vendors shall, within eight days after the execution of this agreement by all parties hereto, deliver to the Purchaser copies of the following Agreements and the Purchaser agrees to purchase the Purchased Assets subject to any such
Agreements:

(a) equipment leases referred to in section A of Schedule "B" (subject to the provisions of such section) which, after the Time of Closing, will continue to affect any Purchased Assets;

(b) maintenance, service or other similar contracts referred to in section B of Schedule "B"; and

(c) sub-leases referred to in section C of Schedule "B" of part of the Real Property granted by and any of the Debtors or the Receiver to sub-tenants.

The Receiver shall also provide the Purchaser and its authorized representatives at all reasonable times up to and including the Due Diligence Date (and, provided that the Purchaser has not terminated this Agreement pursuant to paragraph 4 hereof, thereafter until the Time of Closing) with access to all other financial statements, financial information, accounting records, operating records, contracts, agreements, plans, drawings, specifications, surveys, reports, studies, analyses, audits, claims, demands, statements of claim, court documentation and all other information and documentation pertaining to the Hotel Assets or any of them or to the ownership, use, management or operation of the Hotel or any part thereof which are at the Hotel or otherwise in the possession of the Receiver or to which access may be had by the Receiver, using reasonable efforts to do so (but not including taking legal proceedings against any person), but not including appraisals, cash-flow projections or similar documents or information prepared in

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connection with the offering of the Purchased Assets for sale. The Purchaser may, at its option, make and take away copies of any such document or information, provided that if the Purchaser terminates this agreement pursuant to paragraph 4 hereof, or if this agreement is otherwise terminated other than by reason of default by either Vendor, all such copies shall, if required by the Receiver, forthwith be returned to the Receiver.

The Purchaser shall hold all such documents in escrow and, if the transaction is not completed, the Purchaser shall return all such documents to the Receiver. The Purchaser shall, at the Time of Closing, deliver to the Receiver, in form and substance satisfactory to the Receiver, an agreement by the Purchaser assuming all obligations arising after the Time of Closing pursuant to or in respect of the Agreements and indemnifying the Receiver in respect of all such obligations. Notwithstanding the foregoing, no obligations in respect of periods prior to the Time of Closing shall be assumed by the Purchaser, the Receiver hereby agreeing to be responsible for same.

8.      CONFIDENTIALITY

The Purchaser agrees that the provisions of the confidentiality agreement delivered by the Purchaser to the Vendors shall apply to the documents referred to in paragraph 7, that such confidentiality agreement shall not merge with the execution of this agreement, and that the Purchaser shall comply with each provision of such confidentiality agreement.

9.      PURCHASER MAY ENTER

After the acceptance of this Offer, the Purchaser may arrange with the Receiver to enter on and inspect the Real Property from time to time at all reasonable times during normal business hours, by such agents, consultants, or other persons as it deems necessary, but subject to the rights of tenants, guests and other occupants of the Real Property and in such manner so as not to interfere with normal business operations. Purchaser shall be entitled to conduct such environmental or structural tests as Purchaser may deem appropriate, including testing of materials and obtaining samples of the Real Property and/or the Hotel Assets. The Purchaser agrees to repair any damage to the Real Property and/or the Hotel Assets arising from the acts or omissions of the Purchaser during the course of any such inspections or tests. The Purchaser hereby further agrees to indemnify and hold harmless the Vendors with respect to any loss or damage (other than consequential economic loss) suffered by the Vendors (and either of them) and any loss or damage suffered by any other person for which the Vendors (and either of them) may be or may become liable which loss or damage arises from the acts or omissions of Purchaser occasioned by any such inspection or test and this indemnity shall survive the closing or any termination of this agreement regardless of the reason for such termination. Despite the foregoing, the Purchaser shall:
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        (a)     provide the Receiver with at least forty-eight (48) hours'
prior written notice of any destructive testing (whether in respect of environmental tests, structural tests or otherwise) and reasonable particulars of the Purchaser's intentions with respect thereto;

        (b) use only reputable contractors experienced in carrying out such testing;

        (c) permit the Receiver to have a representative present during any such testing to monitor same; and

        (d) generally co-operate with the Receiver and its representative in the carrying out of such testing.

the Purchaser may arrange with the Receiver for access to any of the Debtors' books of account, financial information and other information in the Receiver's possession or control related to the Real Property, but not any financial forecasts or projections, and the Receiver shall permit the Purchaser to make copies thereof (which shall be held by the Purchaser on a confidential basis as set out in paragraph 8 and returned to the Vendors if the transaction does not close). The Vendors shall use their best efforts to ensure that the Purchaser is given access to all such information requested by the Purchaser, except financial forecasts or projections. The Purchaser shall be given ample opportunity to meet with and interview all managerial employees of the Hotel prior to the Due Diligence Date.

10.     AUTHORIZATION

The Vendors shall, at the Purchaser's request, deliver to the Purchaser the Vendors' written authorizations for the Purchaser to obtain from governments or government agencies information concerning the Purchased Assets. The Purchaser shall not initiate any inspection or audit by any government or government agency.

11.     COURT APPROVAL REQUIRED

The Vendors' obligations to complete this transaction shall be conditional on the Receiver's obtaining the approval of the Ontario Court of Justice (General Division) to this agreement and to the sale by the Receiver of the Hotel Assets in accordance with the provisions of this agreement. The Receiver shall use all reasonable and diligent efforts to obtain such approval and shall keep the Purchaser fully apprised at all times as to the status and results of such efforts, including notifying the Purchaser promptly when such approval has been obtained. In the event the Receiver does not give written notice to the Purchaser at or before 5:00 p.m. (Toronto time) on the thirtieth (30th) day after the Due Diligence Date (as such period may be extended pursuant to the last sentence of this paragraph 11) that this
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condition has been satisfied, this condition shall be deemed not to have been satisfied, this agreement shall terminate, the Deposits shall be paid to the Purchaser without deduction and neither the Vendors nor the Purchaser shall have any further obligations to complete the purchase and sale of the Purchased Assets pursuant to this agreement. In the event the Receiver gives written notice to the Purchaser at or before such time that this condition has been satisfied, the Vendors shall complete this agreement in accordance with the provisions of this agreement. Notwithstanding the foregoing, however, in the event that the condition referred to in this paragraph 11 has not been satisfied by the thirtieth (30th) day after the Due Diligence Date, either of the Vendors or the Purchaser may, at their or its option, extend such date for a further period of thirty (30) days, in which event the provisions of this paragraph 11 shall continue to apply throughout such further thirty (30) days. The obligation of the Purchaser to complete the purchase of the Purchased Assets hereunder shall be conditional upon (i) an order giving such approval having been obtained and being in full force and effect; and (ii) no person having obtained a stay of such order or any injunction or other court order prohibiting the completion of the transaction contemplated by this agreement.

12.     INVESTMENT COMMITTEE APPROVAL

The obligation of the Purchaser to consummate the transactions contemplated hereby are subject to the Purchaser having obtained the written approval of the Investment Committee of Purchaser prior to the Due Diligence Date. If such approval is not obtained by the Due Diligence Date, then the Purchaser may terminate this agreement, in which case the Deposits shall be returned to the Purchaser and the Purchaser shall have no further obligations under this agreement.

13.     REQUISITION DATE

The Purchaser shall be allowed until the Due Diligence Date to examine title to the Real Property and to make such title inquiries as it deems appropriate at the Purchaser's expense.

14.     THE LEASE

Prior to the Time of Closing, Confederation Life, as landlord, and the Receiver shall enter into an agreement amending the Lease, the effect of which is to make the unexpired term of the Lease, including any renewals or extensions of the term provided for in the Lease or in any separate option to lease or other document entered into as part of the arrangement relating to the Lease, less than fifty (50) years. This shall be effected, inter alia, by changing the reference to "ninety-five (95) years" in paragraph 2 of the Lease to "sixty-five
(65) years", changing the reference to "2066" in said paragraph 2 to "2036", deleting the references to "65th and 80th" in subparagraph 3(b) of the Lease and deleting clauses (iii) and
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(iv) from said subparagraph 3(b). As part of the closing registrations, the
Vendors shall register a notice of such amendment to the Lease title to the Real Property.

15.     TITLE

The Purchaser's obligation to complete the purchase shall be conditional on applicable zoning by-laws being complied with, the present use of the Real Property as a hotel being lawfully continued and the buildings on the Real Property being insured against fire and on the title to the Real Property being at the Time of Closing, upon the delivery by the Vendors to the Purchaser of the vesting order referred to in paragraph 19, and the transfer of the Freehold Interest, good and free from all encumbrances, except as set out in this agreement and except for:

(a) the lease (subject to the provisions of paragraph 14 having been complied with);

(b) the airport zoning regulations, agreements and other rights or matters referred to in Schedule "C" hereto (the "Permitted Encumbrances"), provided same are complied with;

(c) any registered restrictions or covenants that run with the Real Property provided that they are complied with;

(d) any registered municipal agreements and registered agreements with publicly regulated utilities provided they have been complied with, or security has been posted to ensure compliance and completion, as evidenced by a letter from the applicable municipality or regulated utility; and

(e) any easements for the supply of utilities, telephone, cable or other communication services to the Real Property or adjacent properties, provided same are complied with.

If the Purchaser has delivered to the Receiver in writing prior to the Due Diligence Date any valid objection to the title to the Real Property, or noncompliance with zoning by-laws, or that the present use of the Real
Property may not be lawfully continued, or that buildings on the Real Property cannot be insured, which the Vendors are unable or unwilling to remove or correct prior to the Time of Closing and which the Purchaser will not waive, this agreement shall terminate, the Deposits shall be paid to the Purchaser, and the Vendors shall have no further obligation hereunder. Save as to any valid objection made on or before the Due Diligence Date or any objection going to the root of title to the Real Property, the foregoing condition shall be deemed to have been satisfied, the Purchaser shall be conclusively deemed to have accepted the title to the Real Property, and
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the Purchaser shall complete the transaction. If, at any time prior to the Time of Closing, the Real Property is affected by any work order or deficiency notice, the Receiver shall, at its option, either remedy same at its own expense prior to the Time of Closing (or within such reasonable period thereafter as may be necessary to diligently complete such repair) or allow the Purchaser an abatement in the Purchase Price equal to the reasonable costs of remedying same and, in either case, the transaction of Purchase and Sale contemplated herein shall be completed.

16.     LIQUOR LICENCES

The Purchaser shall, within a reasonable time after execution of this agreement by all parties hereto, complete all applications and provide all information necessary to obtain all necessary liquor licences at the Time of Closing. In the event that the Purchaser has not obtained all such licences by the Time of Closing, the Receiver shall permit the Purchaser to use its liquor licence for the Hotel, to the extent that the Receiver and the Purchaser are lawfully permitted to do so, on a temporary basis until such time as the Purchaser has received its own licence and the Purchaser shall indemnify and save the Receiver harmless from any cost or expense the Receiver shall incur by reason of the Purchaser using its liquor licence on such basis, such indemnity to survive the completion of the transaction contemplated by this agreement.

17.     SPECIAL TERMINATION RIGHT

The Purchaser may, by written notice given to the Vendors at any time prior to the Time of Closing, terminate this agreement in the event that three or more human fatalities occur prior to the Time of Closing at the Hotel which are caused by disease, an act of violence or another cause which is specifically identified with any of the Purchased Assets, in which event the Deposits shall forthwith be returned to the Purchaser and neither the Purchaser nor the Vendors shall have any further liability or obligation to the other to complete the purchase and sale of the Purchased Assets hereunder.

18.     CLOSING

At the Time of Closing, the Vendors shall deliver to the Purchaser the following with respect to the Purchased Assets:

(a)     a transfer of the Freehold Interest by Confederation Life;

(b) a certified copy of an Order of the Ontario Court of Justice (General Division) in form acceptable to Purchaser approving the sale of the Hotel Assets pursuant to this agreement; and
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(c)     the vesting order referenced in paragraph 19 herein, which order shall be in form acceptable in all respects to the Purchaser, acting reasonably.

19.     VESTING ORDER

At or about the Time of Closing, the Receiver shall apply to the Ontario Court of Justice (General Division) for a vesting order containing a registrable legal description of the Real Property which vests the Hotel Assets in the Purchaser free and clear of any and all mortgages, charges, liens, interests, encumbrances and other adverse rights of third parties, in or affecting any of the Hotel Assets, except those which, by the provisions of this agreement, the Purchaser is required to assume or to which the Purchaser is required to take subject. The Vendors shall not be obligated to obtain discharges of any existing encumbrances of any of the Purchased Assets. The obligation of the Purchaser to complete the purchase of the Purchased Assets hereunder shall be conditional upon (i) such vesting order having been obtained and in full force and effect; and (ii) no person having obtained a stay of such order, or any injunction or other court order prohibiting the completion of the transaction contemplated by this agreement.

20.     EMPLOYEES

Subject to the Purchaser's rights under Section 4 hereof, the Purchaser agrees to offer employment at the Time of Closing to all then existing employees of the Hotel on the same financial terms and conditions and otherwise substantially on the same terms and conditions as they are then employed, except for such employees, to a maximum of seven (7), whom the Purchaser designates, by notice in writing given to the Receiver not later than five (5) days after the Due Diligence Date, as employees to whom it will not offer employment. The Receiver shall terminate the employment of, pay and be responsible for all moneys payable to such employees (not exceeding seven(7)) not offered employment with the Purchaser at the Time of Closing as required under applicable law, including, without limitation, accrued wages and vacation pay, termination pay and damages for wrongful dismissal.

21.     ADJUSTMENTS, GOODS AND SERVICES TAX, GOVERNMENT APPROVALS

(a) The Receiver shall pay and be responsible for all charges, expenses, costs, taxes, levies, liabilities and obligations relating to any of the Purchased Assets, or the ownership and operation of the Hotel, to the extent eligible in respect of any period preceding the Time of Closing which:
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        (i)     would or does, if not paid, result in any other person, other than the Purchaser, having after the Time of Closing any charge, lien or encumbrance on or interest in any of the Purchased Assets, or disrupt or hinder after the Time of Closing the continued supply of materials or services to the Real Property pursuant to any Agreement assumed by the Purchaser hereunder; and

        (ii) are not expressly extinguished by the Vesting Order referred to in paragraph 19 herein,

        including, without limitation, realty taxes and charges for hydro-electric power, water, sewers, gas and telephone service, and for the purposes hereof, business taxes shall be deemed to be a charge, lien or encumbrance to which clause (i) above applies.

(b) Adjustments shall be made as of the Time of Closing with respect to any and all revenues, costs and expenses earned or owing, or paid or payable, as the case may be, in respect of a period commencing before the Time of Closing and concluding thereafter, including, without limitation and without duplication;

        (i) realty taxes, local improvement charges and other similar levies;

        (ii) the costs of water, sewage, hydro-electric power, gas and other utilities, to the extent same cannot be determined as at the Time of Closing from a meter or similar device definitively showing the amount for which the Receiver is responsible up until such time;

        (iii) employee compensation, including, without limitation, wages, salary, sick leave, bonuses, vacation pay and other benefits;

        (iv)    amounts received, paid or payable under any of the Agreements;
                and

        (v)     deposits and prepaid expenses.

        Fire and other insurance shall not be transferred. The day of closing, subject to subparagraph 21(c), shall be for the Purchaser's account both as to revenue and expense. In the event that final billings are not available at the time of calculating the adjustments, the adjustments shall be made on the basis of the most recent billings then available and, upon final billings becoming available, the Purchaser and the Vendors agree to readjust all such items, if necessary. This agreement to readjust shall survive the completion of the transaction.

(c) Guest, convention, room, food, beverage and all other charges and revenues from services rendered and the operation of all departments of the Hotel shall be apportioned as of 6:00 a.m. on the Closing Date. The Receiver shall be entitled to the room revenues for rooms occupied the night preceding the Time of Closing. All prepaid rentals, room rental deposits and all other deposits for advance registrations or reservations for periods after 6:00 a.m. on the Closing Date shall be credited to Purchaser.

(d) No adjustment shall be made for any charges or revenues which remain uncollected on the Closing Date and the Receiver shall retain all rights to collect such items for its own account. Purchaser agrees to remit all amounts collected on such accounts promptly to the Receiver. Collections from obligors who owe accounts with respect to the Hotel for periods before and after 6:00 a.m. on the Closing Date and who do not specify against which account such amount shall be applied (i) if received within thirty (30) days after the Closing Date, shall be applied to the Receiver's pre-Closing Date receivables and (ii) if received after such thirty (30) day period, shall be applied pro rata by Purchaser to Purchaser's post-Closing Date receivables, based upon a fraction, the denominator of which shall be all receivables owing by such obligor to Purchaser and the Receiver with respect to the Hotel at the time such collection is received, and the numerator of which shall be the Purchaser's post-Closing Date receivables owing by such obligor with respect to the Hotel, with the remainder to be paid to the Receiver. All other payments received from such obligors shall be applied as specified by the obligor. The Purchaser shall deliver to the Receiver the amount to which the Receiver is entitled pursuant to the pro rata application of the collections described in the preceding sentences, together with a statement of such pro rata calculation and, upon the reasonable request of the Receiver, the documents and invoices supporting such calculation. The Receiver shall have reasonable access to the books and records of the Purchaser in respect of the Hotel relating to the periods prior to and after the Time of Closing to the extent necessary to verify receivables owing to it and facilitate the collection thereof.

(e) The Receiver shall ensure that there remains from the Purchase Price, unpaid by the Receiver and undistributed to any other person or persons, for a period of at least ninety (90) days after the Closing Date, the sum of $230,000, which funds shall remain available and be used for the purpose of paying any amount that shall become payable to the Purchaser as an adjustment or readjustment of any item referred to in this paragraph 21 and for which the Purchaser shall make a written claim to the Receiver during such ninety (90) day period. If, at the end of such ninety (90) day period, the Purchaser has made any written claim under this paragraph 21(e) which the Receiver disputes, the Receiver shall continue to retain the said sum of $230,000.00, or so much thereof as would be sufficient to satisfy such claim, until such claim is settled or until a court of competent jurisdiction has made an order either giving effect to such claim or dismissing it.

(f) The Vendors shall be entitled to all refunds of municipal taxes and business taxes attributable to the years prior to 1996 and to the period of 1996 attributable to the period prior to the Time of Closing. The Purchaser acknowledges that the assessments related to the Hotel and the Real Property have been appealed and agrees to co-operate, both before and after the Time of Closing, with each of the Vendors in respect of such appeals.

22.             GOODS AND SERVICES TAX AND RETAIL SALES TAX

(a) The Purchaser and the Vendors agree that the Purchase Price is exclusive of any goods and services tax ("GST") exigible pursuant to the Excise Tax Act (Canada) as amended from time to time and any provincial sales tax exigible pursuant to the Retail Sales Tax Act (Ontario) as amended from time to time. All taxes exigible pursuant to the Retail Sales Tax Act (Ontario) and Land Transfer Tax Act (Ontario) or otherwise in connection with the transaction of purchase and sale contemplated herein shall be paid by the Purchaser at the Time of Closing and the Purchaser shall, at the Time of Closing, deliver evidence satisfactory to the Vendors of such payment.

(b) The Purchaser agrees that it will, at or prior to the Time of Closing, provide the Vendors with its GST registration number and a copy of its certificate of registration relating to the GST. If the Purchaser fails to provide the foregoing documents, the Purchaser shall pay to the Vendors at the Time of Closing, in addition to all other sums due hereunder, an amount equal to the GST payable with respect to the within transaction and the Vendors shall account for such amount in accordance with the provisions of the Excise Tax Act. For greater certainty, the Purchaser agrees that if it fails to provide the said documents, the amount payable on account of GST shall form part of the adjustments at the Time of Closing and the failure by the Purchaser to pay such amount to the Vendors at the Time of Closing shall be a breach of this agreement. The Purchaser further agrees to indemnify and save harmless the Vendors from and against such GST together with any penalties and interest thereon which may arise as a result of the failure by the Purchaser to pay such GST as aforesaid. Provided that the Purchaser complies with the foregoing, the Purchaser and the Vendors shall execute an election under Subsection 167(1) of the Excise Tax Act (Canada) to have Section 167(1.1) of the said Act apply in respect of the purchase and sale of the Purchased Assets hereunder. The election shall be in the prescribed form and shall be filed by the Purchaser within the time limits applicable thereto.

23.     COMPETITION ACT/INVESTMENT CANADA ACT

The Purchaser represents and warrants to the Vendors that this transaction of purchase and sale does not require approval under the Competition Act or the Investment Canada Act. This representation and warranty shall survive the completion of this transaction.

24.     RISK OF DAMAGE

Until completion of this transaction, all buildings and chattels on the Real Property shall be and remain at the risk of the Vendors. In the event of damage thereto prior to completion of the transaction which is estimated by the Receiver, acting reasonably, to cost more than $500,000 to repair, the Purchaser shall be entitled to terminate this agreement by delivery of written notice of termination to the Vendors on or before the 15th day after the occurrence of such damage, whereupon this agreement shall terminate and the Purchaser shall be entitled to the Deposits. If the Purchaser does not give such notice to the Vendors by such date, the Purchaser shall be entitled to any insurance proceeds with respect to such damage and shall complete the transaction. In the event of lesser damage, the Vendors shall, at their option, either repair such damage prior to the Time of Closing (or within such reasonable time period thereafter as may be necessary to diligently complete such repair) or allow the Purchaser an abatement in the purchase price equal to the reasonable cost of such repair and, in either case, the transaction of purchase and sale contemplated herein shall be completed. If the Purchaser completes the transaction after any damage referred to in this paragraph, the Purchaser shall be entitled, at the Time of Closing, to an assignment by the Receiver of any business interruption insurance available in respect of such damage.

25.     INTERIM OPERATION

The Receiver covenants and agrees that it will, up until the Time of Closing, operate the Hotel business in a commercially reasonable manner consistent with the operating standards of the Hotel in effect during the 40-day period referred to in paragraph 4 hereof, including, without limitation, keeping capital equipment and inventories at reasonable levels. The Receiver shall not terminate or materially amend any of the Agreements prior to the Time of Closing (other than the Leasetec lease and the Xerox Canada lease) without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. However, termination of any Agreement or a breach thereof by the other contracting party thereto shall not affect any of the provisions of this Agreement.

26.     CONDEMNATION

If portions of the Real Property having a fair market value equal to or in excess of five percent (5%) of the Purchase Price for the Real Property are taken prior to the Time of Closing by a governmental or quasi-governmental body or agency in the exercise of the power of eminent domain, and such loss permanently and materially impairs the current use of the Real Property then either party, upon notice to the other, may terminate this Agreement, in which event the Deposits will be returned to Purchaser and all condemnation awards and proceeds shall be paid to Vendors and neither party hereto shall thereafter have any further rights against, or obligations or liabilities to, any other by reason of this agreement except for Purchaser's obligations and liabilities pursuant to Section 8 and 9 hereof. If this agreement is not so terminated and the closing hereunder is completed, all condemnation awards and proceeds shall be paid to Purchaser. If the governmental authority exercising its power of eminent domain has not determined the value of that portion of the Real Property and the improvements to be taken, then the estimated value of such portion shall be determined among the parties hereto.

27.     NOTICE

Any tender or delivery of documents and any notice required or permitted to be given hereunder shall be in writing and in each case may be sufficiently given by personal delivery, by courier or by facsimile transmission, to the Purchaser at the following address:

WHC DEVELOPMENT CORPORATION
2001 Bryan Street
Suite 2300
Dallas, Texas 75201-3075
Attention: Mr. Steven Miller
Facsimile: (214) 978-4601

with a copy to:

LOCKE PURNELL RAIN HARRELL
2200 Ross Avenue
Suite 2200
Dallas, Texas 75201-6776
Attention: Brian R. Forbes
Facsimile: (214) 740-8800

and to the Vendors at the following addresses:

CONFEDERATION LIFE INSURANCE COMPANY
77 King Street West
9th Floor
Toronto, Ontario
M5W 1P9
Attention: Mr. Don Russell
Facsimile: (416) 955-7148

PEAT MARWICK THORNE INC.
3300 Commerce Court West
Toronto, Ontario
M5L 1B2
Attention: Mr. Doug Mackay
Facsimile: (416) 777-3891

with copies to:

FRASER & BEATTY
39th Floor, P.O. Box 100
1 First Canadian Place
Toronto, Ontario
M5X 1B2
Attention: Mr. Ross Walker
Facsimile: (416) 863-4592

COLLIERS MACAULAY NICOLLS (ONTARIO) INC.
One Queen Street East
Suite 2200
Toronto, Ontario
M5C 2Z2
Attention: Mr. William Stone
Facsimile: (416) 777-2277

Any notice or other document delivered in person, by courier or by facsimile transmission shall be deemed to have been given on the date of delivery or transmission, as the case may be.

28.     MISCELLANEOUS

(a) The solicitors acting for the Vendors or the Purchaser are hereby authorized on behalf of their respective clients, to give or receive any moneys, notices, approvals, waivers or other documentation in connection with the transaction contemplated herein, or to agree in writing to any variation of the provisions thereof.

(b) It shall be sufficient that a negotiable cheque certified by one of the five largest Canadian chartered banks be tendered instead of cash.

(c) The Purchaser shall, subject to the following sequence, be credited towards the Purchase Price with the amount, if any, which it shall be necessary for the Purchase to pay to the Receiver General for Canada in order to satisfy the Purchaser's liability in respect of tax payable by the Vendors under the non-residency provisions of the Income Tax Act by reason of this sale. The Purchaser shall not claim such credit if the Vendors deliver to the Purchaser on completion the prescribed certificate or a statutory declaration or statutory declarations that none of the Debtors is then a non-resident of Canada.

(d) The Purchaser and Vendors agree that this agreement may be evidenced by facsimile transmission.

29.     ENTIRE AGREEMENT

This agreement including any schedules attached hereto shall constitute the entire agreement between the Purchaser and the Vendors. There is no representation, warranty, collateral agreement or condition, whether direct or collateral, or express or implied, which induced any party hereto to enter into this agreement or on which reliance is placed by any party, or which affects this agreement or the Purchased Assets other than as expressed herein. All of the Purchaser's indemnities herein contained shall survive the completion of the transaction or the termination of this agreement.

30.     ASSIGNMENT BY PURCHASER

Purchaser shall have the right to assign this Agreement or any right or interest in this agreement to an affiliate of Purchaser but no such assignment shall affect the Purchaser's obligations to the Vendors hereunder.

31.     TIME OF THE ESSENCE

Time shall, in all respects, be of the essence of this agreement; provided however that the time for doing or completing any matter provided for herein may be extended or abridged by an agreement in writing signed by the Vendors and Purchaser or by their respective solicitors who are expressly appointed in this regard.

32.     TENDER OF DOCUMENTS

Any tender of documents or money hereunder may be made on the Vendors or the Purchaser or their respective solicitors at the Time of Closing, or at such other date expressly provided for herein.

33.     GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of Ontario.

34.     SUCCESSORS AND ASSIGNS

This agreement shall be binding on and enure to the benefit of the parties hereto, their respective successors and permitted assigns, as the case may be.

35.     FURTHER ASSURANCES

Each party agrees to make such further assurances as may be reasonably required from time to time by any other parties to more fully implement the true intent of this agreement.

36.     FUTURE USE

The Vendors and the Purchaser agree that there is no condition, express or implied, representation or warranty of any kind that the future intended use of the Real Property by the Purchaser is or will be lawful.

37.     BINDING AGREEMENT

Upon the Vendors' acceptance of this offer there shall be a binding agreement of purchase and sale between the Purchaser and the Vendors.

38.     NO REGISTRATION OF AGREEMENT

The Purchaser shall not register this agreement or any notice thereof against title to the Real Property.

39.     EXTENSION IF CHALLENGED

In the event that either or both of the court orders referred to in paragraphs 11 and 19 hereof are stayed prior to the Time of Closing, or a further court order is made prior to the Time of Closing prohibiting the completion of the transaction contemplated by this agreement, then the Vendors shall use all reasonable and diligent efforts to have such stay lifted or such further order stayed, but if, notwithstanding such reasonable and diligent efforts by the Vendors, the Vendors have not had such stay lifted or further order stayed by the Time of Closing as extended pursuant to this Section 39, either the Purchaser or the Vendors may, at their option, on written notice to the other party or its solicitors, terminate this agreement and the Deposits shall be immediately remitted to the Purchaser. Despite the foregoing, in the event that either or both the court orders referred to in paragraphs 11 and 19 hereof are stayed prior to the Time of Closing, or a further court order is made prior to the Time of Closing prohibiting the completion of the transaction contemplated by this agreement, and such stay has not been lifted or such further order stayed, then either party, at its option, may extend the Time of Closing for a period or periods up to 120 days, in the aggregate.

40.     PLANNING ACT

This agreement shall be effective to create an interest in the Real Property only if the subdivision control provisions of the Planning Act, R.S.O. 1990, as amended, are complied with on or before completion.

41.     SEVERAL OBLIGATIONS AND LIABILITIES

The obligations and liabilities of the Vendors hereunder are several and neither joint nor joint and several. Neither Vendor shall have any liability for any default by the other Vendor.

42.     NO PERSONAL LIABILITY

Peat Marwick Thorne Inc., as receiver and manager of the Hotel Assets, is executing this agreement in a representative capacity and the Purchaser shall have no recourse to Peat Marwick Thorne Inc. or any asset of Peat Marwick Thorne Inc. for any matter hereunder pertaining to the Hotel Assets except for recourse to the Hotel Assets. Peat Marwick Thorne Inc., as agent of the Superintendent of Financial Institutions, the provisional liquidator of Confederation Life, is executing this agreement in a representative capacity and the Purchaser shall have no recourse to Peat Marwick Thorne Inc. or any asset of Peat Marwick Thorne Inc. for any matter hereunder pertaining to the Freehold Interest except for recourse to the Freehold Interest. Peat Marwick Thorne Inc. shall not under any circumstances have any greater liability hereunder than as set out in the immediately two preceding sentences.

43.     VENDORS' AGENT

The Vendors confirm that the listing broker, Colliers Macaulay Nicolls (Ontario) Inc., is acting on behalf of the Vendors and will be compensated by the Vendors as outlined in their listing agreement dated as of February 5, 1996. The Purchaser shall have no liability for any compensation to such broker.

44.     CURRENCY

Any reference herein to dollars shall mean Canadian dollars.

        DATED this 6th day of June, 1996.

                                    WHC DEVELOPMENT CORPORATION,
                                    a Delaware corporation



                                    Per: /s/ ANNE RAYMOND
                                         ------------------------------------
                                    Name: Anne Raymond
                                    Title: Vice President


We accept the foregoing offer this 13th day of June, 1996.

                                    CONFEDERATION LIFE INSURANCE
                                    COMPANY, by its provisional liquidator,
                                    the Superintendent of Financial
                                    Institutions, by its agent,
                                    Peat Marwick Thorne Inc.



                                    Per: /s/ KERRYN M. DOWNEY
                                         ------------------------------------
                                    Name: Kerryn M. Downey
                                    Title: Senior Vice President


We accept the foregoing offer this 11th day of June, 1996.

                                    PEAT MARWICK THORNE INC., in its
                                    capacity as receiver and manager of
                                    assets of the Debtors comprising
                                    Bristol Place Hotel



                                    Per: /s/ ROBERT A. CUMMING
                                         ------------------------------------
                                    Name: Robert A. Cumming
                                    Title: Senior Vice President

                             SUPPLEMENTAL AGREEMENT

        THIS SUPPLEMENTAL AGREEMENT made as of the 6th day of August, 1996 among WHC DEVELOPMENT CORPORATION (the "Purchaser"), a Delaware Corporation, CONFEDERATION LIFE INSURANCE COMPANY ("Confederation Life"), in liquidation, and KPMG INC. (formerly PEAT MARWICK THORNE INC.) (the "Receiver"), as receiver and manager of the assets of Third Generation Realty Limited, Ardwold Realty Investments Limited and 980879 Ontario Inc. (the "Debtors") comprising the Bristol Place Hotel, witnesses that:

        WHEREAS:

        (a) The Purchaser, Confederation Life and the Receiver are parties to an agreement of purchase and sale (the "Agreement of Purchase and Sale") consisting of an offer made by the Purchaser on June 6, 1996 and accepted by the Receiver and Confederation Life on June 11 and 13, 1996 respectively pursuant to which the Purchaser agreed to purchase the Freehold Interest from Confederation Life and the Hotel Assets from the Receiver.

        (b) Capitalized terms used herein, but not defined herein, are intended to have the respective meanings ascribed thereto in the Agreement of Purchase and Sale.

        (c) The Purchaser's obligations under the Agreement of Purchase and Sale were conditional on the Purchaser investigating the Purchased Assets to determine on or before the fortieth day following the date of execution of the Agreement of Purchase and Sale whether to purchase the Purchased Assets.

        (d) Pursuant to a letter dated July 19, 1996 from Fraser & Beatty, counsel to Confederation Life and the Receiver, to Stikeman, Elliott, Canadian counsel to the Purchaser, the Due Diligence Date was extended to July 31, 1996.

        (e) Pursuant to a letter dated July 31, 1996 from Fraser & Beatty, counsel to Confederation Life and the Receiver, to Stikeman, Elliott, Canadian counsel to the Purchaser, Diligence Date was extended to August 1, 1996.

        (f) Pursuant to a letter dated August 1, 1996 from Fraser & Beatty, counsel to Confederation Life and the Receiver, to Stikeman, Elliott, Canadian counsel to the Purchaser, the Due Diligence Date was extended to 12:00 noon (Toronto time) on August 2, 1996.

        (g) Pursuant to a letter dated August 2, 1996 from Fraser & Beatty, counsel to Confederation Life and the Receiver, to Stikeman, Elliott, Canadian counsel to the Purchaser, the Due Diligence Date was extended to 3:00 p.m. (Toronto time) on August 2, 1996.

        (h) Pursuant to a letter dated August 2, 1996 from Fraser & Beatty, counsel to Confederation Life and the Receiver, to Stikeman, Elliott, Canadian counsel to the Purchaser, the Due Diligence Date was extended to 3:30 p.m. (Toronto time) on August 2, 1996.

        (i) Pursuant to a letter dated August 2, 1996 from Fraser & Beatty, counsel to Confederation Life and the Receiver, to Stikeman, Elliott, Canadian counsel to the Purchaser, the Due Diligence Date was extended to 11:00 a.m. (Toronto time) on August 6, 1996.

        (j) Pursuant to a letter dated August 6, 1996 from Fraser & Beatty, counsel to Confederation Life and the Receiver, to Stikeman, Elliott, Canadian counsel to the Purchaser, the Due Diligence Date was extended to 3:00 p.m. (Toronto time) on August 6, 1996.


        (k) Pursuant to a letter dated August 6, 1996 from Fraser & Beatty, counsel to Confederation Life and the Receiver, to Stikeman, Elliott, Canadian counsel to the Purchaser, the Due Diligence Date was extended to 6:00 p.m. (Toronto time) on August 6, 1996.


        (l) The parties wish to amend and supplement the provisions of the Agreement of Purchase and Sale on the terms and conditions set out herein.

        NOW THEREFORE in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. The Purchase Price for the Purchased Assets is hereby reduced to $22,920,000 (Canadian Dollars) and the Purchase Price, as so reduced, is hereby allocated among the following Purchased Assets as follows:

                Freehold Interest               $2,500,000
                Debtors' Interest in
                 Real Property
                and Hotel                               18,920,000
                Other Hotel Assets                       1,500,000

        The Purchaser intends to allocate $17,920,000 to the Debtors' interest in the Hotel building and $1,000,000 to the Debtors' interest in the Real Property.

2. The orders referred to in paragraphs 11 and 19 of the Agreement of Purchase and Sale shall be in the forms attached hereto as Schedules "A" and "B" respectively, subject only to such modifications thereto as may be agreed to by the Purchaser and the Receiver, both acting reasonably. The Purchaser shall not be entitled to object to any such modification to the order attached hereto as Schedule "A" unless such modification affects the substance of any of paragraphs 1 through 6 thereof inclusive.

3.      (a)     The Receiver covenants and agrees to use all reasonable and diligent efforts (together with such assistance from the Purchaser as the Receiver reasonably requires) to cause a maximum of ten (10) of the Agreements listed in Schedule "B" to the Agreement of Purchase and Sale to be amended, prior to the Time of Closing, such that (i) they shall be terminable by the Purchaser, after the Time of Closing, on not more than sixty
                (60) days' prior written notice to the other party or parties thereto and (ii) they shall expressly provide that the Purchaser shall not be liable for the payment, performance or observance of any obligation of the Receiver, any of the Debtors or any other person arising in respect of any period preceding the Time of Closing. The Purchaser shall advise the Receiver not later than August 13, 1996 which of such Agreements it desires to have so amended. The Receiver's efforts aforesaid shall not extend to paying money to the other party or parties to any such Agreement. At the Time of Closing, the Purchaser shall enter into an agreement with the Receiver and the other party or parties to each such Agreement assuming the Receiver's obligations thereunder as and from the Time of Closing, provided such Agreement has been amended as aforesaid.

        (b) The Purchaser may also advise the Receiver, not later than August 13, 1996 which of such Agreements (other than those referred to in subparagraph 3(a)) it desires not to assume as and from the Time of Closing and the Receiver may then, at its option, terminate any such Agreement prior to the Time of Closing.

        (c) With respect to any Agreement which has not been so amended prior to the business day immediately preceding the Time of Closing, or to which subparagraph 3(b) does not apply, at the option of the Purchaser, either (i) the Purchaser shall assume the Receiver's obligations under such Agreement as and from the Time of Closing, notwithstanding that it has not been amended as aforesaid, or (ii) the Receiver shall, on such day, provide written notice to the other party or parties to such Agreement that the Receiver terminates such Agreement effective on the sixtieth (60th) day after the date of such notice and the Purchaser shall then assume such Agreement as and from the Time of Closing until such effective date of termination.

        (d) Except as provided in subparagraph 3(e), the costs, expenses and liabilities, if any, of the Receiver having terminated any Agreement pursuant to subparagraphs 3(b) or 3(c) shall be for the account of the Purchaser and the Purchaser shall indemnify and save the Receiver harmless thereagainst and therefrom. In performing any such indemnification obligation, the Purchaser shall be entitled, at its sole cost and expense (including the costs of legal counsel retained by the Purchaser to defend the Receiver with respect to such claim, any award of costs made against the Receiver and the reasonable costs of the Receiver's own time devoted to defending such claim), to defend any claim made against the Receiver by the other party or parties to any such Agreement in connection with such termination. The Purchaser shall be entitled to determine, in its sole and unfettered discretion, the amount, if any, to be paid in settlement of any such claim, but otherwise, the Purchaser shall consult with the Receiver with respect to the defence to be made to any such claim and obtain the Receiver's approval thereof, such approval not to be unreasonably withheld or delayed.

        (e) However, the Purchaser shall not be liable for, nor shall its indemnification extend to, any additional cost or obligation under any such Agreement arising as a result of the actions or conduct of the Receiver during the period of the Receiver's tenure as receiver of the Hotel Assets the effect of which is or was to modify the obligations owed to the other party or parties to such Agreement from what they were immediately prior to the Receiver's appointment.

4. The Receiver and the Purchaser agree that the Agreements listed in Schedule "C" hereto shall not form part of the Hotel Assets and the Purchaser shall not be required to assume them.

5. The Purchaser agrees to apply, or to cause an affiliate of the Purchaser to apply, for a transfer of the Receiver's liquor licences for the Hotel forthwith after execution of this Supplemental Agreement and the Receiver will consent to such transfer and agrees to co-operate with the Purchaser in obtaining all necessary liquor licences and to do all acts and execute all documents, at the Purchaser's expense, as are required by governmental or public authorities in order to obtain a transfer of such liquor licences as expeditiously as possible. In the event that the Purchaser has not obtained such transfer by the Time of Closing, the Receiver shall permit the Purchaser to use its liquor licences for the Hotel for a period of up to ninety (90) days after the Time of Closing, to the extent allowed by law. The Purchaser shall indemnify and save the Receiver harmless from any cost, expense or liability whatsoever the Receiver shall incur by reason of the Purchaser using the Receiver's liquor licence on such basis, such indemnity to survive the completion of the transaction contemplated by the Agreement of Purchase and Sale and this Supplemental Agreement.

6. The Purchaser may register against title to the Real Property prior to the Time of Closing, at its sole cost and expense, a reference plan prepared by an Ontario Land Surveyor, showing the Real Property as a part or parts thereon, provided that such reference plan is first approved by the Receiver, such approval not to be unreasonably withheld or delayed.

7. The Receiver covenants and agrees to carry out and complete, not later than August 23, 1996, at its sole cost and expense, such work as is necessary to comply with the work orders issued by the Fire Marshall's Office requiring that certain meeting room doors on the second floor of the Hotel be replaced in accordance with the Fire Code and the Hotel Fire Safety Act, and to provide the Purchaser with written confirmation from the Fire Marshall that such work has been carried out to the Fire Marshall's satisfaction.

8. The Receiver covenants and agrees to carry out and complete, not later than August 23, 1996, at its sole cost and expense, such work as is necessary to comply with the work orders issued by the Ministry of Consumer and Commercial Relations - Elevating Devices in respect of the elevators in the Hotel, and to provide the Purchaser with written confirmation from the Ministry that such work has been carried out to the Ministry's satisfaction.

9. The Receiver agrees to provide a letter of confirmation to the Purchaser at the Time of Closing indicating that the Receiver will hold back from distribution for a period of ninety (90) days after the Time of Closing the sum of Two Hundred and Thirty Thousand Dollars ($230,000), as required pursuant to subparagraph 21(e) of the Agreement of Purchase and Sale.

10. The Receiver acknowledges that the Purchaser has advised it that there is a deficiency of four parking spaces at the Hotel based on a municipal by-law requirement of 309 spaces and the provision on the Real Property of 305 spaces. The Purchaser will determine in consultation with the Receiver, each acting in good faith and in a commercially reasonable manner, the most economically efficient means of rectifying such deficiency and, without limiting the generality of the foregoing, shall consider (i) creating new parking spaces on the Real Property, (ii) restriping existing parking spaces on the Real Property and (iii) seeking the minor variance from the provisions of such municipal by-law pursuant to the Planning Act (Ontario). Once the means of rectifying such deficiency have been established, the Purchaser shall proceed to implement same forthwith and the Receiver shall reimburse the Purchaser for all reasonable out-of-pocket costs incurred by the Purchaser in so doing, forthwith after demand therefor. The Receiver agrees that reducing the number of rooms in the Hotel or reducing the maximum capacity of any of the facilities at the Hotel is not a means of rectifying such deficiency that the Purchaser is required to consider or implement pursuant to this paragraph.

11. The Purchaser may designate the seven employees referred to in paragraph 20 of the Agreement of Purchase and Sale at any time up to and including August 16, 1996. In negotiating the costs of effecting the termination of employment of such seven employees, the Receiver shall use its best efforts to minimize same, having regard to its legal obligations owed to such employees. When all such costs have been definitively settled, the Receiver shall pay to the Purchaser the amount, if any, by which $150,000 exceeds the aggregate costs incurred by the Receiver in effecting such terminations of employment, such amount to be paid by the Receiver from the $230,000 held back by the Receiver pursuant to subparagraph 21(e) of the Agreement to Purchase and Sale, net of any amount paid therefrom pursuant to paragraph 21 of the Agreement of Purchase and Sale. The Receiver shall consult with the Purchaser prior to settling such termination costs if the Receiver anticipates that the aggregate costs of termination are likely to exceed $60,000.

12. The Purchaser hereby waives its right to terminate the Agreement of Purchase and Sale pursuant to paragraph 4 thereof.

13. The following Schedules attached to this Supplemental Agreement are to be read as and shall form part of this Supplement Agreement:

                Schedule "A"    -       Form of Approval Order
                Schedule "B"    -       Form of Vesting Order
                Schedule "C"    -       Certain Contracts

14. This Supplemental Agreement shall be governed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

15. Except to the extent varied hereby or inconsistent herewith, all the terms and conditions of the Agreement of Purchase and Sale shall remain the same and time shall be of the essence. In the event of any conflict between the terms of the Agreement of Purchase and Sale and those of this Supplemental Agreement, the terms of this Supplemental Agreement shall govern.

16. This Supplemental Agreement shall be binding on and shall enure to the benefit of the successors and assigns of each of the parties hereto.

17. This Supplemental Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties may adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to all other parties an original of the signed copy of this Supplemental Agreement which was so faxed.

        IN WITNESS WHEREOF the parties hereto have executed this Supplemental Agreement by their duly authorized signing authorities.

                                        WHC DEVELOPMENT CORPORATION

                                        Per: [ILLEGIBLE]
                                             --------------------------------
                                        Name:
                                        Title:

                                        CONFEDERATION LIFE INSURANCE COMPANY,
                                        by its provisional liquidator, the
                                        Superintendent of Financial
                                        Institutions, by its agent, KPMG Inc.

                                        Per:
                                             --------------------------------
                                        Name:
                                        Title:

                                        KPMG INC., as Receiver and Manager of
                                        assets of Third Generation Realty
                                        Limited, Ardwold Realty Investments
                                        Limited and 980879 Ontario Inc.,
                                        comprising Bristol Place Hotel

                                        Per:
                                             --------------------------------
                                        Name:
                                        Title:

        IN WITNESS WHEREOF the parties hereto have executed this Supplemental Agreement by their duly authorized signing authorities.


                                       WHC DEVELOPMENT CORPORATION



                                       Per:
                                            ----------------------------------
                                       Name:
                                       Title:


                                       CONFEDERATION LIFE INSURANCE
                                       COMPANY, by its provisional liquidator,
                                       the Superintendent of Financial
                                       Institutions, by its agent, KPMG Inc.



                                       Per: /s/ KERRYN M. DOWNEY
                                            ----------------------------------
                                       Name: Kerryn M. Downey
                                       Title: Senior Vice President


                                       KPMG INC., as Receiver and Manager of
                                       assets of Third Generation Realty
                                       Limited, Ardwold Realty Investments
                                       Limited and 980879 Ontario Inc.,
                                       comprising Bristol Place Hotel



                                       Per: /s/ ROBERT A. CUMMING
                                            ----------------------------------
                                       Name: Robert A. Cumming
                                       Title: Senior Vice President

                      ASSIGNMENT, ASSUMPTION AND AMENDMENT
                            OF MANAGEMENT AGREEMENT

         THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT OF MANAGEMENT AGREEMENT (this "Amendment") is made and entered into as of July 11, 1996, by and between HOUSTON GREENSPOINT HOTEL ASSOCIATES, L.P. a Texas limited partnership, whose address is 3500 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 ("HGRA"), CROW HOTEL LESSEE, INC., a Texas corporation, whose address is 3500 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 ("Crow"), and WYNDHAM MANAGEMENT CORPORATION, a Delaware corporation, whose address is 2001 Bryan Tower, 2001 Bryan Street, Suite 2300, Dallas, Texas 75201 (the "Manager").

RECITALS:

         HGHA and Wyndham Hotel Company, a Texas corporation and a predecessor in interest to Manager ("WHC"), entered into that certain Management Agreement dated as of December 1, 1984 (the "Management Agreement"), pursuant to which HGHA retained WHC to manage and operate that certain hotel situated on the Site (as defined in the Management Agreement). Manager has succeeded to the rights, obligations and interests of WHC in, to and under the Management Agreement.

         HGHA desires to assign all of its right, title, interest   and
obligations in, to and under the Management Agreement to Crow and Crow desires to accept such assignment and assume such obligations. Manager is willing to consent to such assignment, and Crow and Manager desire to amend the Management Agreement in accordance with the terms set forth herein. For and in consideration of the premises and of the mutual covenants and agreements set forth herein, HGHA, Crow and Manager agree as follows:

         1. Assignment and Assumption. HGHA hereby assigns to Crow all of HGHA's interest in, and its rights and obligations under, the Management Agreement, and Crow hereby accepts such assignment and assumes such obligations. Manager hereby consents to such assignment and assumption. References to the "Owner" in the Management Agreement hereafter shall mean Crow.

         2. Amendments to Management Agreement. The Management Agreement is amended as follows:

         2.1 Amendment of Definitions. Section 1.2 of the Management Agreement is amended by deleting the defined terms "Group Services Assessment" and "Owner Partnership Agreement" set forth therein, by amending the definitions of "Executive Personnel" and "Mortgage" set forth therein to read in their entirety as set forth below and by adding thereto the other defined terms set forth below:

                 Executive Personnel shall mean all or any one of the following: general manager, assistant general manager, director of food and beverage, director of sales, director of marketing, controller and any other key executive of the Project designated by Manager.

                 Gross Room Revenues in respect of any period shall mean all revenues derived during such period, as finally determined on an accrual basis in accordance with the Uniform System of Accounts and generally accepted accounting principles consistently applied, from
         (i) rentals and charges for quest rooms and suites ("Rooms"); (ii) all business interruption insurance awards in respect of the Rooms; and
         (iii) Condemnation awards for temporary use of the Rooms.

                 Lease Agreement shall mean that certain Lease Agreement dated July 11, 1996 by and between Crow Hotel Lessee, Inc. and Patriot American Hospitality Partnership, L.P.

                 Lessor shall mean Patriot American Hospitality Partnership,
         L.P.

                 Marketing Contribution shall have the meaning provided therefor in Section 3.14.

                 Marketing Services shall have the meaning provided therefor in
         Section 3.14.

                 Mortgage shall mean any mortgage or deed of trust created by Owner and encumbering all or any portion of the Project, whether now in existence or hereafter created.

In addition to the foregoing, clause (6) in the definition of Gross Revenues is hereby amended to read in its entirety as follows:

                 (6) All sales and other receipts of tenants, licensees and concessionaires (provided, however, that all rents, fees, commissions and concessions charged to any such lessee, licensee or concessionaire are included in Gross Revenues pursuant to clause (e) above; and provided further, that sales and other receipts of the party providing alcoholic beverage service at the Project shall be included in Gross Revenues); and

         2.2 Amendment of Section 2.1. Section 2.1 of the Management Agreement is hereby amended to read in its entirety as follows:

                 Section 2.1 Term. The term (the "Term") of this Agreement shall be that period commencing on the Effective

         Date and continuing until the stated expiration date of the Lease Agreement as in effect on the original execution date thereof (but giving effect to any renewal options exercised thereunder), unless this Agreement shall be sooner terminated or extended as herein provided, in which case the word "Term" shall mean such lesser or extended period of time.

         2.3 Amendment of Section 3.3. Section 3.3 of the Management Agreement is hereby amended to read in its entirety as follows:

                 Section 3.3      Personnel.

                 (a) Manager shall be responsible for and shall have the sole and exclusive right to hire, promote, discharge, supervise, train, transfer and determine the terms of employment of the Executive Personnel and, through the Executive Personnel, all other administrative, service and operating employees of the Project. All such employees of the Project shall be employees of Manager or one of Manager's Affiliates. In addition, Manager may, from time to time, assign one or more of its employees to the staff of the Project on a full-time, part-time or temporary basis. Notwithstanding the provisions of this Section 3.3 (a) or any other provision of this Agreement, the responsibility of Manager for acts or omissions of Project employees shall not extend beyond responsibility for acts or omissions of the Executive Personnel. Manager acknowledges, however,that such Executive Personnel have the duties specified in the first sentence of this Section 3.3(a) with respect to other Project employees.

                 (b) Manager will negotiate, subject to Owner's right to have a representative present at any time, with any labor union lawfully entitled to represent employees of the Project. Manager shall not enter into any collective bargaining agreements or labor contracts with respect to employees of the Project without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed.

                 (c) Manager shall be entitled to withdraw from the Operating Accounts all wages, salaries, fringe benefits and other compensation paid or payable with respect to all Project employees and Manager shall pay such compensation directly to such employees.

                 (d) Manager shall decide which, if any, of the Executive Personnel shall reside at the Project. Manager shall be permitted to provide free room and board to one member of the Executive Personnel and his or her family. In addition, Manager shall be permitted to provide free accommodations and amenities to Manager's employees and representatives visiting the Project on a temporary basis in connection with the management and operation of the Project.

                 (e) Subject to reasonable availability, Manager shall, at no cost to Manager, be responsible for arranging health insurance coverage for employees of the Project. Subject to the prior agreement of Owner and Manager and subject to reimbursement of Manager of all applicable costs and expenses (including, but not limited to, those associated with compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 and an exit premium in connection with the termination of such coverage), Manager may permit the enrollment of some or all of such employees under health insurance plans maintained by Manager.

         2.4 Amendment of Section 3.7. Section 3.7 of the Management Agreement is hereby amended by deleting the parenthetical provision in the third sentence thereof and by deleting the words "Except as provided in Section
6.4 of this Agreement," in the fourth sentence thereof.

         2.5 Amendment of Section 3.14. Section 3.14 of the Management Agreement is hereby amended to read in its entirety as follows:

                 Section 3.14 Marketing, National Sales Office and Centralized Reservations Services.

                 (a) To the extent provided generally by Manager for the benefit of the Hotel and other Wyndham hotels in the same division as the Hotel, Manager will provide for the Project during the Term marketing services (the "Marketing Services") consisting of chain-wide and/or division level marketing programs, marketing collateral, research services, advertising and public relations efforts.

                 (b) On or before the tenth (10th) day of each calendar month during the Term, Owner shall pay or reimburse Manager, for the provision of the Marketing Services, an amount to be provided for in the Annual Budget (the "Marketing Contribution") that is not less than one and one-half percent (1.5%) of Gross Room Revenues of the Project (or such other amount as may be provided for in the Annual Budget) for the period from the commencement of the then current Operating Year to the end of the immediately preceding calendar month or the date of the expiration or sooner termination of the Term, as the case may be, less the aggregate amount of monthly payments theretofore paid in respect of the Marketing Contribution for such Operating Year. Manager in its discretion may collect less than the amount provided for in the preceding sentence. The Marketing Contribution will be collected and applied to pay actual costs incurred and allocated in respect of the provision of the Marketing

         Services. A marketing budget setting forth the estimated costs and expenses of the Marketing Services for each Operating Year shall be set forth in each Annual Budget delivered under this Agreement. The Marketing Contribution shall not include, and Owner shall pay separately, the costs of any local, regional or property-specific advertising and the costs of any third party marketing partner programs (such as frequent flyer and similar programs) in which the Hotel participates that are direct-billed to participating hotels, such as costs of airline mileage or other direct operating costs to marketing partners.

                 (c) Manager will collect the Marketing Contribution payable under this Agreement and shall expend the same at such time and in such manner as it reasonably deems appropriate for the provision of the Marketing Services. Prior to the expenditure thereof, the collected Marketing Contributions may be held or maintained in one or more accounts, any of which also may include funds other than Marketing Contributions, but Manager in any event shall account to Owner for the Marketing Contribution collected under this Agreement. Manager will permit Owner access to Manager's records concerning the holding and expenditure of such Marketing Contribution at any reasonable time or times during Manager's regular business hours.

                 (d)      Notwithstanding the foregoing provisions of this
         Section 3.14, any service that otherwise would constitute a Marketing Service covered by the Marketing Contribution hereunder instead may be provided on a cost allocation basis administered in a reasonable and non-discriminatory manner. In either case, the amount thereof shall be provided for in the Annual Budget.

                 (e) Owner shall pay the Hotel's allocable share of the cost of Manager's national sales office efforts, including group and transient sales services. The Hotel's allocable share of Manager's cost of providing group sales services generally will be computed based on a calculation of the Gross Room Revenues produced by the group sales efforts of the national sales offices for the Hotel in relation to the Gross Room Revenues produced by the group sales efforts of the national sales offices for all hotels for which such services are provided. The Hotel's allocable share of Manager's cost of providing transient sales services generally will be computed based on the available rooms in the Hotel in relation to the total number of available rooms in all hotels for which such services are provided; provided, however, that with respect to any hotel which historically derives more than 75% of its business from group sales, 40% of the hotel's rooms shall be included in the calculation of the transient sales allocation.

                 (f) Centralized reservation costs incurred in respect of the Project shall be paid or reimbursed on the basis of an initial link-up charge and subsequent charges based on the cost of handling reservations made at the Project.

         2.6 Addition of Section 3.15. Article III of the Management Agreement is hereby amended by adding thereto a new Section 3.15, which shall read in its entirety as follows:

                 Section 3.15 Purchasing and Technical Services Fees. To the extent provided for in the Annual Budget or otherwise approved by Owner, Manager or one of its Affiliates shall be entitled to the payment of purchasing and technical services fees with respect to the acquisition, or supervision of installation or construction, of Capital Improvements, FF&E, Operating Equipment and Inventories at the Project.

         2.7 Amendment of Section 4.3. Section 4.3 of the Management Agreement is hereby amended by deleting the words "except to the extent that Manager is required to provide such funds under Section 6.4 of this Agreement" in the second sentence of Section 4.3(b) and by deleting the words "except as otherwise provided in Section 6.4 of this Agreement" in the second sentence of
Section 4.3(c).

         2.8 Amendment of Section 5.1. Section 5.1 of the Management Agreement is hereby amended by deleting the words "except as provided in
Section 6.4 of this Agreement" in the third sentence of Section 5.1(e).

         2.9 Amendment of Section 6.4. Section 6.4 of the Management Agreement is hereby amended to read in its entirety as follows:

                 Section 6.4 Subordination. All Management Fees and other amounts payable to Manager hereunder shall be subordinate to the payment by Owner to Lessor of Rent (as defined in the Lease Agreement) and any other sums due under the Lease Agreement, on a month-to-month basis, and shall at all times from and after the occurrence and during the continuation of an Event of Default under the Lease Agreement be subordinate to all payments of rent and other sums due by Owner to Lessor under the Lease Agreement. Notwithstanding the foregoing, all Management Fees and other sums paid to Manager for a month when full Rent has been paid to Lessor shall be deemed to have been earned by Manager and shall not be subject to disgorgement or reimbursement by Manager to Owner or Lessor.

         2.10 Amendment of Article VII. Article VII of the Management Agreement is hereby amended to read in its entirety as follows:

                                  ARTICLE VII

                           INSURANCE AND INDEMNITIES

                 Section 7.1 Insurance. Subject to reasonable availability, Manager shall, at no cost to Manager, procure and maintain with responsible and properly licensed companies reasonably acceptable to Owner insurance in such amounts, written on such forms and covering such risks as shall be required by the Lease Agreement or any Mortgagee or as shall otherwise be reasonably required by Owner or Manager, including but not limited to the insurance in respect of the Project described in Exhibit B to this Agreement.

                 Section 7.2 Evidence of Insurance. Upon written request of Owner, Manager agrees to deliver to Owner evidence reasonably satisfactory to Owner that all insurance required to be maintained under this Agreement is in full force and effect. In addition, prior to the date on which any such insurance premiums must be paid to prevent delinquency thereof, Manager will, upon request of Owner, deliver to Owner a statement or statements showing the amount of the premiums required to be paid, the name and mailing address of the party to whom the same is payable and receipts reflecting that all such amounts have been fully paid.

                 Section 7.3 Investigation of Claims and Reports. Manager shall promptly investigate and, as soon as reasonably practicable, make a full written report to Owner as to all material accidents, claims for damage relating to the ownership, operation and maintenance of the Project and the estimated cost of repair thereof, and shall prepare at the expense of and for the approval of Owner, any and all reports required by any insurance company in connection therewith. All such reports shall be promptly filed with the applicable insurance company. All policies of insurance required under this Agreement shall provide for adjustment of losses of less than Fifty Thousand Dollars ($50,000) by Manager alone and of greater losses by Owner and Manager jointly.

                 Section 7.4      Indemnities.

                 (a) Manager shall indemnify and hold harmless Owner and its shareholders and Affiliates and their respective partners, shareholders, directors, officers, employees and agents from and against any and all liability, loss, damages, costs and expenses ("Liabilities") incurred by reason of the management and operation of the Project by Manager during the Term insofar and only insofar as such Liabilities are caused by the gross negligence, willful misconduct or willful violation of Legal Requirements by Manager. Project employees other than the Executive Personnel shall not be deemed to be employees or agents of, or otherwise acting on behalf of, Manager.

                 (b) Owner shall indemnify and hold harmless Manager and its shareholders and Affiliates and their respective partners, shareholders, directors, officers, employees and agents from and against any and all Liabilities (INCLUDING THOSE CAUSED BY THE SIMPLE NEGLIGENCE OF THE INDEMNITEE AND THOSE AS TO WHICH THE INDEMNITEE MAY BE STRICTLY LIABLE) (i) arising out of or incurred in connection with the construction, renovation, management or operation of the Project or (ii) which may be asserted or arise as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from the Project of any hazardous materials or any hazardous materials contamination or arise out of or result from the environmental condition of the Project or the applicability of any Legal Requirements relating to hazardous materials, except, in the case of both (i) and (ii) above, those Liabilities caused by the gross negligence, willful misconduct or willful violation of Legal Requirements by Manager during the Term. OWNER ACKNOWLEDGES THAT THE FOREGOING INDEMNITY INCLUDES, BUT IS NOT LIMITED TO, AN AGREEMENT BY OWNER TO INDEMNIFY THE INDEMNITEE AGAINST LIABILITIES CAUSED BY THE SIMPLE NEGLIGENCE OF THE INDEMNITEE AND THOSE AS TO WHICH THE INDEMNITEE MAY BE STRICTLY LIABLE.

                 (c) In case an action covered by this Section 7.4 is brought against any indemnified party, the indemnifying party will be entitled to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that the fees and expenses of the indemnified party's counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party or (ii) such indemnified party shall have been advised by counsel that there is a conflict of interest or issue conflict involved in the representation by counsel employed by the indemnifying party in the defense of such action on behalf of the indemnified party or that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party).

                 (d) The provisions of this Section shall survive any termination or expiration of this Agreement, whether by lapse of time or otherwise, and shall be binding upon the parties hereto and their respective successors and assigns.

         2.11 Amendment of Section 9.2. Section 9.2 of the Management Agreement is hereby amended by deleting the parenthetical provision in the second sentence of Section 9.2(a).

         2.12 Amendment of Section 10.1. Section 10.1 of the Management Agreement is hereby amended by replacing the words "group services" in the sixth line thereof with the words "Marketing Services."

         2.13 Amendment of Section 10.2. Section 10.2 of the Management Agreement is hereby amended to read in its entirety as follows:

                 Section 10.2 Assignment by Owner. Except as otherwise expressly provided for herein, Owner may not sell transfer or otherwise convey all or any part of the Project or Owner's interest therein or assign this Agreement or any interest herein without the express prior written consent of Manager. Manager agrees that it will not use its right to grant or withhold consent as a means to extract economic concessions from Owner. Instead, Manager agrees to make its decision based on its evaluation of whether the proposed transferee or assignee has adequate net worth to timely discharge all of the obligations of Owner under this Agreement and whether the persons identified with the proposed transferee or assignee will be persons of high character and with a favorable reputation for integrity, honesty and veracity and whether a proposed transfer or assignment will adversely affect the ownership, operation and management of the Project subject to and in accordance with the provisions of this Agreement. In addition, Manager may consider whether the proposed transferee is, or is affiliated with, another hotel manager or franchisor. Accordingly, Manager shall grant or withhold consent to any proposed transfer or assignment on the basis of Manager's evaluations and determinations of the factors enumerated in the preceding sentences. Any transferee or assignee by reason of any such transfer or assignment shall assume and agree to perform all of Owner's duties, obligations and liabilities herein contained pursuant to a written instrument in form and substance satisfactory to Manager and reflecting any amendments to this Agreement reasonably necessary in order to preserve and protect Manager's rights hereunder in light of the change in ownership. The sale or other disposition of fifty percent (50%) or more of the beneficial interests in Owner (whether partnership interests, shares of stock or other beneficial interests), whether in a single transaction or in a series of transactions, shall be deemed to constitute the sale or disposition of an interest in the Project for purposes of this Article.

         2.14 Addition of Section 10.4. Article X of the Management Agreement is hereby amended by adding thereto a new Section 10.4, which shall read in its entirety as follows:

                 Section 10.4     Special Provisions Related to Termination of
         Lease.

                 (a) Subject to Section 10.4(c) below, effective upon any termination of the Lease Agreement other than pursuant to Section 36.1(c) thereof, this Agreement also shall terminate.

                 (b) Effective upon any termination of the Lease Agreement pursuant to Section 36.1(c) thereof, Owner shall cause Lessor to assume and agree to perform all of Owner's duties, obligations and liabilities herein contained pursuant to a written instrument in form and substance reasonably satisfactory to Manager. Notwithstanding the provisions of Section 10.2 of this Agreement, Lessor thereafter may transfer or convey the Project in connection with a bona fide, arm's length sale of the Project. Lessor, as the Owner hereunder, and Manager each shall have the right to terminate this Agreement in connection with such a sale. Lessor shall give Manager written notice of any such proposed sale not less than thirty (30) days prior to the consummation thereof, which notice shall specify whether Lessor elects to terminate this Agreement effective upon the consummation of such sale. If Lessor does not elect to terminate this Agreement in connection with such sale, Lessor shall promptly provide to Manager such information regarding the proposed transferee as Manager may reasonably request, and Manager shall have the right to terminate this Agreement effective upon consummation of such sale, transfer or conveyance, by giving written notice thereof to Lessor not more than fifteen (15) days after Lessor's notice to Manager pursuant to the preceding sentence. Not later than the effective date of any termination of this Agreement pursuant to this Section 10.4(b), and as a condition to the effectiveness of any such termination, Lessor shall pay to Manager a termination fee in an amount equal to the discounted present value (using a discount rate of fifteen percent (15%) per annum) of seventy-five percent (75%) of the Management Fees projected for the remaining term of this Agreement on the basis of the average of the Management Fees for the last twelve full calendar months immediately preceding the date of termination.
         If neither Lessor nor Manager terminates this Agreement in connection with any such sale, Lessor shall cause the transferee by reason of any such sale to assume and agree to perform all of the duties, obligations and liabilities of "Owner" herein contained and thereafter arising pursuant to a written instrument in form and substance reasonably satisfactory to Manager; provided, however, that the right to sell the Project provided to Lessor under this Section 10.4(b) shall not be assignable or transferable, and any subsequent assignment, transfer or conveyance by any transferee from Lessor shall be subject to the provisions of Section 10.2 hereof. Any notice of termination given under this Section 10.4(b) shall be deemed ineffective if the related sale is not consummated.

                 (c) In connection with any termination of the Lease Agreement (other than pursuant to a sale of the Project as contemplated by Section 10.4(b)), Lessor or its designee may, upon at least thirty (30) days prior written notice to Manager, assume this Agreement for a period commencing upon the effective date of such termination and continuing for up to four (4) months thereafter. During such period, Lessor shall pay to Manager, in addition to the Management Fees otherwise payable hereunder, a Trade Name Fee in an amount equal to that generally charged by Manager to other comparable hotels that it operates as "Wyndham" hotels; provided, however, that no such Trade Name Fee shall be payable if the Lease Agreement shall have been terminated as a result of the occurrence of an Event of Default by the Lessee thereunder.

         2.15 Amendment of Article XI. The captions and text of Article XI are deleted and replaced with the following: "[Reserved.]."

         2.16 Amendment of Article XII. Article XII of the Management Agreement is hereby amended by adding thereto new Sections 12.15 and 12.16, which shall read in their entirety as follows:

                 Section 12.15 Amendment of Lease Agreement. Owner agrees that it shall not amend the Lease Agreement without the prior written consent of Manager, which shall not be unreasonably withheld.

                 Section 12.16 Obligation to Repay Advances by Manager. Owner agrees that, to the extent that Manager has not been repaid for any advances that it has made pursuant to the provisions of Section
         6.4 as in effect prior to the amendment of this Agreement entered into on July 11, 1996, Owner shall repay such advances to Manager as soon as practicable out of Owner's available cash.

         2.17 Addition of Exhibit B. The Management Agreement is hereby amended by adding as Exhibit B thereto the Exhibit B attached hereto.

         3.      Miscellaneous.

                 (a) Capitalized terms used in this Amendment that are not defined herein shall have the meaning provided therefor in the Management Agreement.

                 (b) The captions used for the Sections in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or the intent of this Amendment or any Section hereof.

                 (c) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be construed as a single instrument.

                 (d) In the event any provision of this Amendment is declared or adjudged to be unenforceable or unlawful by any Governmental Authority, then such unenforceable or unlawful provision shall be excised herefrom, and the remainder of this Amendment, together with all rights and remedies granted thereby, shall continue and remain in full force and effect.

                 (e) The Management Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and thereby. All prior negotiations, representations and agreements with respect thereto not incorporated in this Amendment or the Management Agreement are hereby canceled. As modified hereby, the Management Agreement shall continue in full force and effect and be binding upon the parties hereto and their respective successors and permitted assigns. References to the Management Agreement after the date hereof shall mean the Management Agreement as amended pursuant to this Amendment.

                 (f) This Amendment shall be governed by and construed under the law governing the Management Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


                                       HOUSTON GREENSPOINT HOTEL ASSOCIATES,
                                       L.P., a Texas limited partnership
                                       ("HGHA")

                                       By: Greenspoint Associates, Ltd., a Texas
                                           limited partnership, General Partner

                                           By: New Greenspoint Hotel Corp., a
                                               Texas corporation, its General
                                               Partner

                                               By: /s/ TIMOTHY J. HOGAN
                                                   -----------------------------
                                               Name:  Timothy J. Hogan
                                                      --------------------------
                                               Title: Vice President
                                                      --------------------------

                                       CROW HOTEL LESSEE, INC., a Texas
                                       corporation
                                       ("Crow")


                                       By: /s/ TIMOTHY J. HOGAN
                                           -------------------------------------
                                           Name:  Timothy J. Hogan
                                                  ------------------------------
                                           Title: Vice President
                                                  ------------------------------


                                       WYNDHAM MANAGEMENT CORPORATION, a
                                       Delaware corporation
                                       ("Manager")

                                       By: /s/ A. RAYMOND
                                           -------------------------------------
                                           Name:
                                                  ------------------------------
                                           Title:
                                                  ------------------------------

                                   EXHIBIT B

                                   INSURANCE

         A. Pursuant to Section 7.1 of the Management Agreement ("Agreement") dated December 1, 1984, as amended, between Crow Hotel Lessee, Inc. (the "Owner") and Wyndham Management Corporation (the "Manager"), subject to reasonable availability, Manager shall procure and maintain insurance in respect of the Project (as that term is defined in the Agreement), at Owner's expense, as follows:

                 1. Property damage insurance in an amount not less than that stipulated by Owner covering all real and personal property, which insurance shall be written on an "all risks" and replacement cost form;

                 2. Boiler and machinery coverage insuring against damage to, and against loss or damage caused by an accident or occurrence arising from or related to, boilers, heating apparatus, pressure vessels and pipes, air conditioning apparatus and electrical equipment, which insurance coverage shall be written on a standard, broad form boiler and machinery policy (on a blanket or comprehensive basis) and shall include "repair and replacement" coverage;

                 3. Commercial general liability insurance in an amount not less than $1,000,000.00 per occurrence/$3,000,000.00 aggregate, insuring against liability for bodily injury and property damage and, including without limitation, the following coverage:

                          a)      premises and operations liability;

                          b)      independent contractors liability;

                          c)      product/completed operations liability;

                          d)      broad form property damage liability;

                          e) blanket contractual liability with respect to all contracts, written and oral;

                          f)      personal injury liability;

                          g)      liquor liability;

                          h)      incidental malpractice liability;

                          i)      garagekeepers legal liability;

                          j)      worldwide jurisdiction; and

                          k)      watersports liability.

                 4. Comprehensive automobile liability insurance in an amount not less than $1,000,000.00 per occurrence covering liability for bodily injury and property damage arising out of the ownership, maintenance or use of all private passenger and commercial vehicles and other equipment required to be licensed for road use;

                 5. Innkeeper's legal liability insurance covering the property of premises guests in an amount not less than $10,000.00 per guest and $250,000.00 per occurrence;

                 6. Safe depository insurance in an amount not less than $250,000.00 per occurrence;

                 7. Business interruption insurance written on an "all risks" form either as endorsements to the policies satisfying (1) and
         (2) above or on a separate policy, such insurance to include specific coverage for Manager's Management Fee calculated based on the Gross Revenues used as the basis for calculation of the business interruption insurance award; and

                 8. Broad form umbrella/excess liability insurance, which shall cover defense costs on a "first dollar" basis and shall provide coverage not less than "following form" in respect of all underlying coverages, in an amount not less than $140,000,000.00 covering against excess liability over coverages provided by all primary general liability, automobile liability and employers' liability insurance policies.

         B. In addition, Owner and Manager agree that, subject to reasonable availability, Manager shall maintain the following insurance with respect to Project employees, agents and servants, at Owner's expense:

                 1. Workers' compensation insurance complying with the statutory workers' compensation law for the state in which the Project is located;

                 2. Employer's liability insurance in an amount not less than $500,000.00 covering against liability in respect of employees, agents and servants not covered by workers' compensation insurance and against occupational disease benefits; and

                 3. Employee fidelity insurance in an amount not less than $1,000,000.00.

                 4.       Employment practices insurance in an amount not





                                     -B-2-
         less than $1,000,000 per claim/aggregate.

Manager shall also maintain such other insurance as Manager shall deem necessary for operation of the Project, with the prior approval of Owner.

         C. All insurance procured and maintained pursuant to the Agreement shall have such deductibles, limits and coverages, and shall otherwise be in such form, as Manager shall from time to time specify. However, Owner assumes all responsibility and risks with respect to the adequacy of insurance in respect of the Hotel.

         D. All insurance policies procured and maintained pursuant to the Agreement shall have attached thereto an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to Owner and Manager.

         E. All property damage insurance procured and maintained pursuant to the Agreement, including, without limitation, insurance procured and maintained pursuant to A(l), A(2) and A(7) above, shall name Owner and Manager as insureds and shall provide for the payment of losses thereunder to Owner and Manager as their respective interests shall appear thereon. All liability insurance procured and maintained pursuant to the Agreement, including without limitation, the policies procured and maintained pursuant to A(3), (4), (5),
(6) and (8), shall name Owner, Manager, their Affiliates and their and their Affiliates' respective shareholders, partners, directors, officers, agents and employees as insureds. All policies of Workers Compensation, Employers Liability and Employment Practices insurance pursuant to B (1), (2) and (4) shall include a waiver of subrogation in favor of Owner.

         F. Any insurance procured and maintained pursuant to the Agreement by either party may be effected under policies of blanket insurance which may cover other properties managed or owned by such party.





                                     -B-3-